Exhibit 99




                   Mpower Communications Completes Acquisition
                               of Primary Network

Leverages Primary's Leadership Team; Significantly Advances Southwest Region Network Expansion

ROCHESTER, NY - June 26, 2000 - Mpower Communications (Nasdaq:MPWR), a leading provider of broadband data, Internet and telephony services to business customers, today completed its acquisition of Primary Network Holdings, one of the largest data-centric communication providers in the Midwest.

As part of the definitive agreement announced on April 17, Mpower issued 1.4 million shares of common stock to Primary Network shareholders and assumed approximately $72 million of net debt, approximately $56 million of which will be exchanged for approximately $62 million of Mpower's 13% Senior Notes due 2010. These Notes are subject to a 6-month lock-up unless traded at par. Mpower is accounting for this transaction as a purchase.

"Over the past sixty days our concerted integration efforts have produced impressive results both organizationally and operationally," said Mpower Communications President and Chief Executive Officer Rolla P. Huff. "We knew from the beginning that this transaction would be value-added and accretive on all measures. Since the day we announced the agreement, we've seen much of that come to fruition and are moving quickly to capitalize on the great people, systems and products Primary brings us."

Rich Phillips, former Chief Operating Officer of Primary Network, has been named Vice President Network Expansion for Mpower and will lead the combined company's national network expansion. Two other Primary executives will fill key roles in Mpower's Southwest Region, which encompasses Texas, Missouri, Oklahoma, Kansas and Arkansas. Tom Hesterman, former President Operational Support and Services of Primary Network, has been named Vice President Operations for the Southwest Region, and John Alden, Former Senior Vice President of Sales and Marketing for Primary, has been named Vice President of Sales for the Southwest Region.

Primary Network will also have 100 central office collocation facilities operational by the end of this month. Mpower is in the process of installing a switch in the Southwest to bring Primary's business customers onto Mpower's network and to deliver its industry-leading Voice over Symmetrical Digital Subscriber Line (VoSDSL) service to business customers in Primary's markets. These markets currently include St. Louis and Kansas City, but will expand to reach into Topeka, Wichita, Springfield, Little Rock, Tulsa and Oklahoma City in the coming months.

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"In conjunction with our Texas markets coming on line next month, this acquisition significantly expands our Southwest footprint and positions us to be a fierce competitor in this region," added Huff. "Businesses in these markets will soon have access to our full range of data, Internet and voice services all delivered over a single line using DSL technology. In addition, we have an excellent shared server hosting business at Primary, which we plan to leverage to bring a more robust and national Web hosting offering to all of our markets later this year."

About Mpower Communications Corp.
Mpower Communications Corp. (Nasdaq: MPWR) is a facilities-based broadband communications provider offering a full range of data, telephony, Internet access and Web hosting services for small and medium-size business customers. The company is quickly expanding its industry-leading Voice over Symmetrical Digital Subscriber Line (VoSDSL) footprint to serve 37 markets in 12 states by the end of the third quarter of this year. Headquartered in Rochester, NY, the company employs more than 2,000 people nationwide. Mpower ranked 12th in the Bloomberg Tech 100 listing of the fastest growing technology companies in the United States based on sales growth for the 1999 fiscal year. Further information about the company can be found at www.mpowercom.com.

Forward-Looking Statements
Certain statements contained in this press release that state Mpower Communications and/or management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. Management wishes to caution the reader these forward-looking statements are not historical facts and are only estimates or predictions. Actual results may differ materially as a result of risks and uncertainties including, but not limited to, projections of future sales, returns on invested assets, regulatory approval processes, market conditions and other risks detailed from time to time in Mpower's Securities and Exchange Commission filings.


Investor Relations Inquiries:                      Media Inquiries:
David S. Clark                                     Michele D. Sadwick
Senior Vice President                              Vice President
716.218.6559                                       716.218.6542
dclark@mpowercom.com                               msadwick@mpowercom.com

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